As filed with the Securities and Exchange Commission on August 21, 2015

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Array BioPharma Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	84-1460811 (I.R.S. Employer Identification No.)

3200 Walnut Street Boulder, CO 80301
(Address of Principal Executive Offices)(Zip Code)

ARRAY BIOPHARMA INC. EMPLOYEE STOCK PURCHASE PLAN
(Full title of the plan)

Ron Squarer
Chief Executive Officer
Array BioPharma Inc.
3200 Walnut Street
Boulder, Colorado 80301
(303) 381-6600
(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one)

Large accelerated filer __	Accelerated filer X
Non-accelerated filer __ (do not check if a smaller reporting company)	Smaller Reporting Company __

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
Title of each class of securities	Amount to be	maximum offering	maximum aggregate	Amount of
to be registered	registered(1)	price per share (2)	offering price (2)	registration fee
EMPLOYEE STOCK PURCHASE PLAN Common Stock, par value $.001	600,000	$5.43	$3,258,000	$378.58

(1)
This Registration Statement shall also cover any additional shares of common stock which become issuable under the Employee Stock Purchase Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the outstanding shares of Registrant’s common stock.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and 457(h) under the Securities Act of 1933, as amended. The offering price per share and the aggregate offering price are based upon the average high and low prices of the Registrant’s common stock as reported on The Nasdaq Stock Market on August 20, 2015 of $5.43.

EXPLANATORY NOTE

Array BioPharma Inc. (the “Registrant”) filed with the Securities and Exchange Commission (the “Commission”) Registration Statements on Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”):

(i)
on December 6, 2000 (Reg. No. 333-51348) covering the registration of 800,000 shares of the common stock of the Registrant authorized for grant under the Array BioPharma Inc. Employee Stock Purchase Plan (the “ESPP”) and the registration of 5,941,463 shares of the common stock of the Registrant authorized for grant under the Amended and Restated Array BioPharma Inc. Stock Option and Incentive Plan (the “Plan”);

(ii)
on November 4, 2002 (Reg. No. 333-100955) covering the registration of 400,000 shares of the common stock of the Registrant authorized for grant under the ESPP and the registration of 2,750,000 shares of the common stock of the Registrant authorized for grant under the Plan;

(iii)	on December 18, 2006 (Reg. No. 333-139450) covering the registration of 450,000 shares of the common stock of Registrant authorized for grant under the ESPP;

(iv)	on November 7, 2008 (Reg. No. 333-155219) covering the registration of 600,000 shares of the common stock of the Registrant authorized for grant under the ESPP;

(v)	on November 16, 2009 (Reg. No. 333-163138) covering the registration of 600,000 shares of the common stock of the Registrant authorized for grant under the ESPP;

(vi)
on December 22, 2010 (Reg. No. 333-171361) covering the registration of 600,000 shares of the common stock of the Registrant authorized for grant under the ESPP and 2,822,787 shares of the common stock of the Registrant authorized for grant under the Plan;

(vii)
on November 23, 2011 (Reg. No. 333-178168) covering the registration of 600,000 shares of the common stock of the Registrant authorized for grant under the ESPP and 5,258,337 shares of the common stock of the Registrant authorized for grant under the Plan;

(viii)
on February 1, 2013 (Reg. No. 333-186383) covering the registration of 600,000 shares of the common stock of the Registrant authorized for grant under the ESPP and 14,062,967 shares of the common stock of the Registrant authorized for grant under the Plan.

As permitted by Instruction E of Form S-8, the contents of Registration Statement Nos. 333-51348, 333-100955, 333-139450, 333-155219, 333-163138, 333-171361, 333-178168 and 333-186383 filed by the Registrant on Form S-8 on December 6, 2000, November 4, 2002, December 18, 2006, November 7, 2008, November 16, 2009, December 22, 2010, November 23, 2011 and February 1, 2013, respectively, are incorporated herein by reference.

On August 26, 2014, the Registrant’s Board of Directors approved an amendment to the ESPP increasing the number of shares of common stock available for issuance thereunder by 600,000 shares. The stockholders of the Registrant approved the amendment to the ESPP at the annual meeting of stockholders held on October 30, 2014. A description of the amendment to the ESPP is included in the Registrant’s definitive proxy statement on Schedule 14A dated September 12, 2014, with respect to the Registrant’s annual meeting of stockholders held on October 30, 2014. This registration statement registers the additional 600,000 shares of common stock authorized for issuance under the ESPP.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents have been filed by the Registrant with the Securities and Exchange Commission (the “Commission”) and are incorporated herein by reference:

•	the Registrant’s Annual Report on Form 10-K for the fiscal year ended June 30, 2015 filed with the Commission on August 21, 2015;

•	the Registrant’s Current Reports on Form 8-K, filed with the Commission on July 6, 2015 and July 22, 2015; and

•
the description of the Registrant’s common stock contained in the Registrant’s registration statement on Form 8-A filed with the Commission on November 16, 2000, including any amendments or reports filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that relate to such items, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all of the shares of Common Stock offered have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents.

For purposes of this Registration Statement, any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 8. Exhibits.

See Exhibit Index.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boulder, State of Colorado, on this 21st day of August 2015.

ARRAY BIOPHARMA INC.
By	/s/ Ron Squarer
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Ron Squarer and John R. Moore, jointly and severally, each in his own capacity, his true and lawful attorneys-in-fact, with full power of substitution, for him and his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, with full power and authority to do so and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact of any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Ron Squarer	Chief Executive Officer and Director	August 21, 2015
Ron Squarer	(Principal Executive Officer)

/s/ Kyle A. Lefkoff	Chairman of the Board of Directors	August 21, 2015
Kyle A. Lefkoff

/s/ David Horin	Chief Financial Officer	August 21, 2015
David Horin	(Principal Financial and Accounting Officer)

/s/ Gwen Fyfe	Director	August 21, 2015
Gwen Fyfe, M.D.

/s/ John Orwin	Director	August 21, 2015
John Orwin

/s/ Charles Baum	Director	August 21, 2015
Charles Baum, M.D., Ph.D.

/s/ Gil Van Lunsen	Director	August 21, 2015
Gil Van Lunsen

EXHIBIT INDEX

Exhibit
Number	Description of Exhibit
4.1(1)	Specimen certificate representing the common stock.

4.2(2)	Form of Warrant to purchase shares of the registrant’s Common Stock

4.3(3)	Form of Amendment No. 1 to Warrant to purchase shares of the registrant's Common Stock

4.4(4)	Registration Rights Agreement dated May 15, 2009 between the registrant and Deerfield Private Design Fund, L.P. and Deerfield Private Design International, L.P.

4.5(5)	Indenture dated June 10, 2013 between the registrant and Well Fargo Bank, N.A.

4.6(5)	First Supplemental Indenture dated June 10, 2013 between the registrant and Wells Fargo Bank, N.A. (including the form of global note for the 3.00% Convertible Senior Notes due 2020)

5.1	Opinion of Gross Cutler Seiler Dupont LLC with respect to the legality of the common stock registered hereby.

23.1	Consent of KPMG LLP, Independent Registered Public Accounting Firm with respect to the Registrant.

23.2	Consent of Gross Cutler Seiler Dupont LLC (contained in its opinion filed as Exhibit 5.1).

24.1	Power of Attorney (included on the signature page to this Registration Statement).

99.1(6)	Amended and Restated Array BioPharma Inc. Employee Stock Purchase Plan.

(1)	Filed as an exhibit to the registrant’s Registration Statement on Form S-1 (File No. 333-45922), as amended, and incorporated herein by reference.

(2)	Filed as an exhibit to the registrant’s Current Report on Form 8-K/A filed with the SEC on September 24, 2009 (File No. 001-16633).

(3)	Filed as an exhibit to the registrant’s Current Report on Form 8-K filed with the SEC on May 2, 2011 (File No. 001-16633).

(4)	Filed as an exhibit to the registrant’s Annual Report on Form 10-K filed with the SEC for the fiscal year ended June 30, 2009 (File No. 001-16633).

(5)	Filed as an exhibit to the registrant's Current Report on Form 8-K filed with the SEC on June 10, 2013 (File No. 001-16633)

(6)
Filed as an appendix to the registrant’s definitive proxy statement on Schedule 14A dated September 12, 2014, with respect to the annual meeting of stockholders held on October 30, 2014 (File No. 001-16633).

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